Exhibit 10.1

SEPARATION AGREEMENT AND MUTUAL RELEASES

This Separation Agreement and Mutual Releases (“Agreement”) is made by and between Michael Ricci (“Employee”) and Ikanos Communications, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

WHEREAS, Employee was employed by the Company as President and Chief Executive Officer and continues to serve as a member of the Board of Directors;

WHEREAS, the Company and Employee entered into an offer letter on May 1, 2007 (the “Offer Letter”), which was amended by the Company’s Board of Directors on June 12, 2008 (the “Amendment”);

WHEREAS, Employee signed an Employment, Confidential Information, Invention Assignment and Arbitration Agreement with the Company (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into Stock Option Agreements, granting Employee the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s 1999 Stock Plan and the Stock Option Agreements, and the Company and Employee have entered into Restricted Stock Unit Agreements, granting Employee restricted stock units payable in shares of the Company’s common stock subject to the terms and conditions of the Company’s 1999 Stock Plan and the Restricted Stock Unit Agreements (collectively the “Stock Agreements”);

WHEREAS, Employee’s employment with the Company ceased effective close of business on July 25, 2008 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands, except as provided below, that each may have against the other and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment, membership on the Board of Directors and/or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1. Consideration.

a. Already Accrued/ Due Obligations. Whether or not Employee signs this Agreement, the Parties recognize that Employee is already entitled to (and the Company agrees to timely provide, as agreed is legally required) all Company benefits (of any and all kinds), Company equity (in all forms), and reimbursement of business expenses, all in accordance with the terms of the applicable pre-existing Company plans and agreements (except as modified by the Agreement), that have been earned or accrued up to and including the Separation Date (or later if allowed and/or required by the underlying Company plan(s), policy(ies) or pre-existing agreement(s)).

b. Termination Basis. The Company confirms that there was no “Cause” basis (as defined in the Offer Letter) for his termination which it agrees was due to a change in the Board’s strategic vision for the Company and its belief that new skills to accomplish that vision were needed.

c. Contractual Payment. The Company agrees to pay Employee a lump sum equivalent to one year of Employee’s base salary, for a total of three hundred ninety thousand dollars ($390,000) Dollars, less applicable withholding. This payment will be made to Employee within five (5) business days after the Effective Date of this Agreement.

d. Additional Payments. In consideration for Employee’s agreement to the release below and to resign from the Board per its request; the Company agrees to provide the following to the designated recipients at their respective addresses for full physical receipt within five (5) calendar days of the Effective Date:

i. The Company agrees to pay Employee a lump sum one hundred seventy thousand dollars ($170,000), without any withholding. This payment will be made to Employee within ten (10) business days after the Effective Date of this Agreement. Employee understands and acknowledges that the Company shall issue to him a Form 1099 in connection with said payment.

ii. A second payment made payable jointly to Pierce & Shearer LLP and Youngman, Ericsson & Low, LLP in the actual amount of twenty-five thousand dollars ($25,000). The Company will timely and accurately issue to the Firms (Tax I.D. #94-3410633 and #68-0129084, respectively) an IRS Form 1099 Misc. reflecting the payment toward the total actual cost of Employee’s professionals’ work to help effectuate this Agreement with the Company and its professional advisors.

e. Acceleration of Vesting. The Company agrees to immediately accelerate the vesting of all of Employee’s outstanding equity awards (e.g. stock options and restricted stock units), resulting in full vesting of all option grants and restricted stock units resulting in Employee holding: (a) fully vested options to purchase both 300,000 common shares of the Company at $7.04 per share, and 125,000 common shares of the Company at $3.57 per share; and (b) 37,500 fully-vested restricted stock units. The exercise of Employee’s vested options and the payment of Employee’s vested restricted stock units shall continue to be governed by the terms and conditions of the Company’s Stock Agreements, provided, however that Employee shall have nine (9) months from the Separation Date to exercise all vested options.

f. Electronic Devices. Employee will receive free and clear title and ownership of both the Company laptop computer, Blackberry and all associated peripherals of both that Employee has been most recently using in Employee’s Company work. Employee shall return his laptop and Blackberry no later than the five business days following the Effective Date and the Company shall have the right to remove all Company-related files from such devices before delivering them back to Employee within five business days following their receipt from Employee.

g. COBRA. The Company shall reimburse Employee for the payments Employee makes for health-related coverage for himself and all his eligible dependents under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) at the level in effect at the time of the Separation Date for a period of twelve (12) months following such date, or until Employee and his eligible dependents become eligible for substantially similar group health insurance coverage, whichever occurs first, provided Employee timely elects and pays for such COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy for such, provided that Employee submits documentation to the Company substantiating his payments for COBRA coverage.

2. Benefits. Employee’s and his participating dependents’ health insurance benefits shall cease on July 31, 2008, subject to Employee’s and his dependents’ right to continue their health insurance under COBRA. Except as otherwise stated in this Agreement, Employee’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date.

3. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Paragraph 1 of this agreement Agreement, the Company has timely paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee.

4. Resignation from All Remaining Positions. At the request of the Board of Directors (the “Board”) and in partial consideration for the Company’s commitment in this Agreement, Employee hereby resigns from the Board of Directors of the Company and from any other board positions with the Company, if any, that he currently holds with the Company or any of its subsidiaries as of the Effective Date.

5. Mutual Release of Claims. Employee agrees that the foregoing consideration (timely payment/ providing of all of which to him being a condition precedent for such) and other terms to his benefit in this Agreement, represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasees”). Employee, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all such claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b. any and all such claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all such claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all such claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except as prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act;

e. any and all such claims for violation of the federal or any state constitution;

f. any and all such claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any such claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h. any claims for attorneys’ fees and costs (except as detailed in Paragraph 1(d) above).

The Company agrees to and does hereby generally release and forever discharge Employee and his heirs, family members, executors, agents, attorneys, successors and assigns (collectively, the “Employee Releasees”) from any claim, duty, obligation or cause of action relating to any matter of any kind that the Company may possess against Employee arising from any omissions, acts or facts and agrees not to sue concerning any such claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that have occurred up to and including the Effective Date of this Agreement. This release does not extend to any obligations incurred under this Agreement, or (i) to any civil claim counterparts to any future claimed criminal fraud or other felony-level criminal conduct, (ii) conduct outside the course and scope of Employee’s employment and for which the Company, under applicable law, would not be able to indemnify Employee, or (iii) breaches of the Confidentiality Agreement not cured by Employee upon reasonable advance written Company notice. The Company represents and warrants that, after a reasonable level of inquiry, it is currently unaware of any actual or potential claims or underlying bases for such claims that it or any other Company Releasee has as to Employee or any other Employee Releasees.

The Parties agree that the releases set forth in this section shall be and remain in effect in all respects as complete general releases as to the matters released. The releases do not extend to any obligations incurred under this Agreement. These releases do not release claims that cannot be released as a matter of law, including, but not limited to: (1) Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company); (2) claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by employee); and (3) claims prohibited from release as set forth in California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”).

Further, none of the waivers and releases anywhere in this Agreement shall waive, release, or limit in any way: a) any claims arising under either state unemployment insurance (the Company agrees this Agreement does not limit any right Employee may otherwise have to such); b) Employee’s rights to indemnification, duty to defend, and to be held harmless by the Company (with respect to all of Employee’s prior and continuing capacities with, and efforts for, the Company) pursuant to all applicable agreements or contracts in any written form, Company insurance policies, statutes, common law, corporate bylaws, articles of incorporation or otherwise; c) Employee’s already legally-vested rights accrued through Employee’s employment, corporate officership and board membership under any Company or Company-sponsored agreement, benefit or benefit plan and/or pursuant to any Company insurance policies (e.g., 401(k), various forms of insurance, stock option, restricted stock unit, and/or stock/ RSU grant plans and/or related agreements); d) Employee’s rights as a current and future Company shareholder, restricted stock unit holder and stock option holder; e) each Party’s rights to enforce the terms of this Agreement; and f) each Party’s rights regarding any other Party’s (and their associated releasees’) acts or omissions that occur after the Effective Date.

6. Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that a portion of the consideration given for his waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

7. California Civil Code Section 1542. Subject to the same qualifications as for the releases contained in Paragraph 6 above, the Parties acknowledge that each has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

8. No Pending or Planned Future Lawsuits. Each Party represents that, as of the signing of this Agreement, neither knows of any lawsuits, formally filed claims, or actions pending in his/its name, or on behalf of him/it, against the other Party or any of the other Party’s Releasees. Each Party represents that it does not presently intend to bring any claims on itself own behalf or on behalf of any other person or entity against the other Party or any of the other Party’s Releasees.

9. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the legally-enforceable post-termination terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Employee agrees that he will promptly return (at the time when Employee is allowed to retrieve his personal items as described below) any and all property of the Company (except as specified in this Agreement or otherwise allowed by applicable law). The Company will reasonably cooperate with Employee’s removal of his personal property which the Company represents it has not disturbed and will not disturb and Employee shall have access to the facility to remove such property at agreed times upon reasonable prior notice and prior to July 31, 2008. However, should Employee later discover any further such in his possession, he will return such within five (5) business days of discovery. Such prompt compliance with this section will not constitute a violation of, and will be considered consistent with this Agreement and his related obligations to the Company.

10. No Cooperation. Each Party agrees that he/it will not knowingly materially encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against either the other Party or any of the other Party’s other Releasees, unless under a subpoena or other court order to do so, or as related directly to the ADEA waiver in this Agreement. Each Party agrees both to immediately notify the other Party upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the other Party or any of the other Party’s other Releasees, each Party shall state no more than that he/it cannot provide counsel or assistance.

11. Nondisparagement; Inquiries. Each Party agrees to refrain from any disparagement, defamation, libel, or slander of the other Party or the Company’s officers, directors or employees, and agrees to refrain from any tortious interference with the contracts and relationships of them. This non-disparagement provision shall not apply to statements that are made (1) in response to a subpoena or other legal process, (2) to a governmental or regulatory entity (e.g., any SEC filings), (3) in any legal, arbitral, or mediation proceeding, or (4) as otherwise required by law. If any Company employee or management team member (including Board members) receives an inquiry from any third party, the recipient of such contact shall refer the inquiry to the Company’s human resource department, which shall inform the inquiring party, except as otherwise authorized by Employee in writing or as required by law, that the Company’s policy permits him or her to disclose only the following information about Employee: (a) the facts and dates of Employee’s executive employment and director relationships; (b) Employee’s compensation levels as of the Separation Date; and (c) that Employee resigned from the Board.

12. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, each Party acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the other Party to immediately void, recover and/or cease providing the consideration provided under this Agreement and to obtain damages, except as otherwise provided by law.

13. No Admission of Liability. Each Party understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by the other Party. No action taken by the Parties hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Party of any fault or liability whatsoever to the other Party or to any third party.

14. Nonsolicitation. Employee agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Employee shall not knowingly directly or indirectly solicit any of the Company’s employees to leave their employment at the Company.

15. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

16. MEDIATION AND ARBITRATION.

IN THE CASE OF ANY DISPUTES UNDER THIS AGREEMENT, THE PARTIES SHALL FIRST ATTEMPT IN GOOD FAITH TO RESOLVE THEIR DISPUTE BY MEANS ON NON-BINDING MEDIATION, THE COSTS OF WHICH TO BE PAID EQUALLY BY BOTH PARTIES. IN THE EVENT THE PARTIES ARE UNABLE TO RESOLVE SUCH DISPUTE WITHIN THIRTY (30) DAYS AFTER MEDIATION, EITHER PARTY MAY ELECT TO AVAIL ITSELF OF THE ARBITRATION PROCEDURES PROVIDED BELOW.

THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN ALAMEDA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

17. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

18. No Representations. Each Party represents that it has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither Party has relied upon any representations or statements made by the other Party that are not specifically set forth (or directly cross-referenced) in this Agreement.

19. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

20. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of arbitration, litigation, court fees, and non-mediation related reasonable attorneys’ fees incurred in connection with such an action.

21. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of those agreements (e.g. Confidentiality Agreement, with exception to the arbitration provisions contained therein, and the Stock Agreements) referenced herein to the extent any of their terms have not been modified or replaced by the terms of this Agreement which shall otherwise govern.

22. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.

23. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. The Parties consent to personal and exclusive jurisdiction in the State of California and venue in either Alameda or Contra Costa County, California.

24. Effective Date. Employee has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Employee before that date (the “Effective Date”).

25. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Signed counterparts of this Agreement may be exchanged by hand, mail, or facsimile/PDF between either of the Parties or their counsel, and such counterparts shall be treated as fully enforceable upon the Agreement’s Effective Date upon the completion of such exchange.

26. Voluntary Execution of Agreement. Each Party understands and agrees that it executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the other Party or any third party, with the full intent of releasing that Party’s claims against the other and any of the other Releasees, as specified in this Agreement. Each Party acknowledges that:

(a) it has read this Agreement;

(b) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice;

(c) it understands the terms and consequences of this Agreement and of the releases it contains; and

(d) it is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

MICHAEL RICCI, an individual

Dated: 7/31/08	/s/ Michael Ricci
Michael Ricci

Ikanos Communications, Inc.

Dated: 8/1/08	By	/s/ Elizabeth Fetter
Elizabeth Fetter
Member of the Board of Directors